Exhibit 99.1

ALDERWOODS GROUP, INC.
ANNOUNCES CONSENT DECREE WITH
FEDERAL TRADE COMMISSION AND ANTICIPATED CLOSING DATE FOR MERGER WITH SERVICE CORPORATION INTERNATIONAL

CINCINNATI, OHIO — November 22, 2006 — Alderwoods Group, Inc. (NASDAQ:AWGI) (“Alderwoods”), announced today that it has, together with Service Corporation International (NYSE: SCI), executed a consent decree, which has been accepted for public comment by the U.S. Federal Trade Commission (the “FTC”). As a result, SCI and Alderwoods have obtained all regulatory approvals required to consummate the merger pursuant to the merger agreement entered into on April 2, 2006.

Subject to the satisfaction of other customary closing conditions, Alderwoods and SCI expect to consummate the merger on November 28, 2006.

Forward-Looking Statements

Certain statements contained in this press release regarding expected future events, including, but not limited to, information regarding the consummation of the proposed transaction, as well as certain information in other filings with the Securities and Exchange Commission (“SEC”) and elsewhere are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “will,” “continue,” “expect” and similar expressions identify these forward-looking statements. These forward-looking statements are based on the current expectations and beliefs of Alderwoods’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the ability to consummate the proposed transaction on the proposed terms and schedule and various other uncertainties associated with the funeral service industry in general and Alderwoods’s and SCI’s operations in particular, which are referred to in Alderwoods’s and SCI’s periodic reports filed with the SEC, especially under the headings “Forward-Looking Statements” and “Risk Factors.” Alderwoods undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Alderwoods Group, Inc.

Alderwoods Group, Inc. is the second-largest operator of funeral homes and cemeteries in North America, based upon total revenue and number of locations. As of October 7, 2006, Alderwoods operated 578 funeral homes, 70 cemeteries and 63 combination funeral homes and cemeteries throughout North America. Alderwoods provides funeral and cemetery services and products on both an at-need and pre-need basis. In support of the pre-need business, Alderwoods operates an insurance subsidiary that provides customers with a funding mechanism for the pre-arrangement of funerals. For more information about Alderwoods, please visit http://www.alderwoods.com.

Contact:	Kenneth A. Sloan	Chaya Cooperberg
	Executive Vice President,	Director,
	Chief Financial Officer	Investor Relations and Communications
	Alderwoods Group, Inc.	Alderwoods Group, Inc.
	Tel: 416.498.2455	Tel: 416.498.2802
	Fax: 416.498.2449	Fax: 416.498.2449
	Email: ken.sloan@alderwoods.com	chaya.cooperberg@alderwoods.com